Exhibit 10.10
Execution Version

May 21, 2021
Gregory F. Swyt
Dear Gregory,
Congratulations! We are pleased to confirm that you have been selected to work for Silvaco and we are delighted to make you the following job offer. The position that we are offering is that of Chief Financial Officer (CFO) and you will report directly to Babak Taheri, CEO. The terms and conditions of your employment are as follows:
Base Salary    $310,000.00 annually ($12,916.66 / semi-monthly)
Bonus option    The Corporate Bonus pool is a profit pool that is awarded based upon key corporate goals as well as your annual milestones. The company estimates that you will receive 45% of your annual salary when both corporate goals and your annual goals are met.
Bonus Milestones
•Corporate Goal: Company has more than $2M of Net Income for the year. If the company is not profitable, the bonuses are not paid, otherwise scaled if the Net Income is less than $2M.
•Personal Goals:
o    Successful 2020 audit with Moss Adams in Q3 (15%)
o    Audit Readiness of 2021 books by end of Q1 (15%)
o    Build a strong financial team by end of Q4 2021 (15%)
Sign on Bonus:    $40,000.00 payable in two (2) tranches:
90 Days after hire date: $20,000.00
6 months after hire date: $20,000.00
Stock Incentive Plan    Silvaco offers a stock incentive plan and intends to periodically issue Restricted Stock Units (RSU’s) to employees as incentive and reward for performance. Shares will vest at 25% per year over a four-year period. The amount of RSU’s awarded will be determined by a committee appointed by the company’s board of directors.
RSU    60,000 shares
Location    Santa Clara, California
Position Description and Responsibilities

/s/GFS

The CFO position is accountable for the administrative, financials, business processes, and risk management of company financials. The CFO will ensure that reported results comply with Generally Accepted Accounting Principles (GAAP - 606), and Audit (PCAOB). The CFO collaborates cross-functionally, providing financial and accounting expertise to help functional leaders in decision-making and regularly interfaces with the Board of Directors. The role is both strategic and operational and would like you to view the role as an active participant driving the business goals of the company.
Chief Financial Officer responsibilities include:
•Manage all Silvaco financial and accounting for operational integrity.
•Identify, recruit, motivate, coach, and develop the finance team.
•Work with the CEO, Marketing, and IR/PR team on roadshow collaterals for investors and bankers.
•Get 2020 and 2021 revenue recognition ready based on ASC 606.
•Complete 2020 financial audits to pass based on PCAOB in 2020 Q2.
•Provide systems and supports for a successful IPO through SPAC by Q2 2022.
•Provide expert counsel to the CEO and Board of Directors of Financial Matters.
•Assist in formulating the company's future M&A financials.
•Develop appropriate KPI’s, reporting tools and dashboards for Revenue, AP, AR, Expenses.
•Responsible for Revenue, Expense, and Cash flow Forecasting.
•Participate in M&A opportunities, due diligence, execution, and post-acquisition integration.
•Establish internal controls, policies, procedures, and financial governance.
•Extensive experience with producing GAAP related financial statements and a sound understanding of the accounting principles that tie directly to the business operations.
•Ensures that the company maximizes cash flow through optimized operating performance worldwide.
•Drive continuous improvement in all processes.
•Able to develop and nurture effective relationships at all levels of the organizations.
•Oversee cash management and short-term investments.
•Supervise bank reconciliation worldwide.
•Summarize pertinent financial data related to revenue, collections, write-offs, and other financial elements for periodic presentation to the CEO and Board of Directors.
•Consistently support management team to achieve budget, revenue, and EBITDA goals.
•Protect company proprietary and confidential information.
•Interact with and bring departments and subsidiaries into line with CEO’s plans, initiatives, and recommendations.
•Provide Quarterly P/L, Balance Sheet and Cash Flow statements.
•Develop and maintain sophisticated analytical models to forecast of cash, revenue, AP and AR.

/s/GFS

In addition to salary, bonuses, and stock, Silvaco provides its employees with health benefits, vision benefits, dental benefits, flexible time off, 401(k)-retirement savings plan with a 1.5% company match and other benefits which will be described in more detail in the Silvaco, Inc. employee handbook and during orientation.
Your employment with Silvaco, Inc. will be on an at-will basis, which means you and the company are free to terminate the employment relationship at any time for any reason. This letter is not a contract or guarantee of employment for a definite amount of time.
We are excited to have you become a part of the Silvaco team and for you to bring your considerable expertise to this position. We would like for you to start work on Monday, June 14, 2021. Human Resources will arrange your first day orientation via zoom.
If you have any questions, please contact Jay Bart at
To confirm your intention to join Silvaco, Inc., please sign and return this original no later than May 23, 2021.
Sincerely,

/s/ Babak Taheri

Babak Taheri
Chief Executive Officer
I hereby accept the Chief Financial Officer position.

/s/ Greg Swyt	5/23/2021
Gregory F. Swyt	Date